FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com
Press Release

PHOTRONICS ENTERS INTO NEW $50 MILLION CREDIT FACILITY
AND REPAYS $21.3 MILLION TERM LOAN

BROOKFIELD, Connecticut December 5, 2013 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today that it has entered into a new five-year revolving credit facility with its existing lenders in the amount of $50 million, with an expansion capability to $75 million, replacing its existing $30 million revolving credit facility due to mature in April 2015. JP Morgan Chase Bank, N.A. will serve as administrative and collateral agent for this facility with TD Bank,N.A., and RBS Citizens, National Association as syndication agents. In connection therewith, Photronics repaid all outstanding amounts of its previously existing $21.3 million term loan due to mature in March 2017. The new credit agreement provides for increased financial flexibility, reduced interest rates and relaxed covenants. Sean T. Smith, chief financial officer of Photronics, commented, “This new credit facility provides the flexibility we need to support our growth and leadership position in the merchant photomask market, as well as to reduce expenses.”

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

17-2013